UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2012

MFRI, INC.
(exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	0-18370 (Commission File Number)	36-3922969 (IRS Employer Identification No.)

7720 North Lehigh Avenue, Niles, Illinois 60714
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (847) 966-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Effective November 1, 2012, the Board of Directors of MFRI, Inc. (the “Company”) increased the size of the Board of Directors from eight (8) to nine (9) and appointed David S. Barrie to the Board of Directors. Mr. Barrie has not been appointed to any committees at this time.

Since 2009, Mr. Barrie, age 60, has been Principal of Barrie International, LCC, providing strategic and operational consulting to senior management of companies in the United States and abroad, and Senior Executive Advisory Board member of Brown, Gibbons, Lang & Company, a middle market investment banking firm. From 2000 to 2009, Mr. Barrie served in senior management positions at Eaton Corporation, including corporate development, legal planning, and operational management, in the U.S. and abroad, having served Eaton Corporation and a predecessor company from 1984 to 2000 with progressive responsibilities in law, internal audit, and corporate development.

Mr. Barrie received his Bachelor of Arts degree magna cum laude from Kenyon College where he was elected to Phi Beta Kappa, in 1974, and his Juris Doctor degree from Cornell University in 1978.

As an Independent Director, Mr. Barrie will receive the same compensation as other Independent Directors, which is described in the section entitled "CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS" in the Company's Proxy Statement filed with the Securities and Exchange Commission ("SEC") on June 7, 2012. In addition, Independent Directors receive a $350 fee per hour for engagement in any special projects on behalf of the Company and are reimbursed for their expenses.

The Company entered into an Indemnification Agreement with Mr. Barrie in substantially the same form that the Company has entered into with its other Directors. The form of the Indemnification Agreement was filed as Exhibit 10(d) to the Company's Form 10-K for the year ended January 31, 2006, filed with the SEC on May 15, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 31, 2012	MFRI, INC. (Registrant) By: /s/ Michael D. Bennett
Michael D. Bennett
Vice President, Secretary and Treasurer